EXHIBIT 99.1

DIRECTORS AND EXECUTIVE OFFICERS OF FOSUN INTERNATIONAL LIMITED

AND

PERSONS CONTROLLING FOSUN INTERNATIONAL LIMITED

The name, business address, present principal employment and citizenship of each director and executive officer of Fosun International is set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Guo Guangchang	No. 2 East Fuxing Road, Shanghai, China	Executive Director, Chairman of the Board of Fosun International	China
Liang Xinjun	No. 2 East Fuxing Road, Shanghai, China	Executive Director, Vice Chairman of the Board and Chief Executive Officer of Fosun International	China
Wang Qunbin	No. 2 East Fuxing Road, Shanghai, China	Executive Director and President of Fosun International	China
Fan Wei	No. 2 East Fuxing Road, Shanghai, China	Executive Director and Co-President of Fosun International	China
Ding Guoqi	No. 2 East Fuxing Road, Shanghai, China	Executive Director and Chief Financial Officer of Fosun International	China
Qin Xuetang	No. 2 East Fuxing Road, Shanghai, China	Executive Director of Fosun International	China
Wu Ping	No. 2 East Fuxing Road, Shanghai, China	Executive Director of Fosun International	China
Liu Benren	No. 2 East Fuxing Road, Shanghai, China	Non-executive Director of Fosun International	China
Chen Kaixian	No. 555 Zuchongzhi Road, Research Office of Shanghai Institute of Materia Medica, Chinese Academy of Sciences, Shanghai, China

Independent Non-executive Director of Fosun International; Researcher, Doctoral supervisor and Director of the academic committee of the Shanghai Institute of Materia Medica of the Chinese Academy of Sciences

China
Zhang Shengman	50/F Citibank Tower, Citibank Plaza, 3 Garden Road, Hong Kong, China	Independent Non-executive Director of Fosun International; Chairman of Asia Pacific of Citigroup	Hong Kong Special Administrative Region
Andrew Y.Yan	Room 2115, Pacific Place II, Hong Kong, China	Independent Non-executive Director of Fosun International; Managing partner of SAIF Partners	Hong Kong Special Administrative Region

Fosun International is a subsidiary of Fosun Holdings, which in turn is a subsidiary of Fosun International Holdings, Fosun International Holdings is controlled by Mr. Guo Guangchang.

Fosun Holdings is a corporation organized under the laws of Hong Kong, China with its principal business address at Room 808, ICBC Tower, 3 Garden Road, Central, Hong Kong. Fosun Holdings is principally engaged in investment holding.

Fosun International Holdings is a corporation organized under the laws of British Virgin Islands with its principal business address at Akara Building, 24 De Castro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands.  Fosun International Holdings is principally engaged in investment holding.

Guo Guangchang’s principal business address is No. 2 East Fuxing Road, Shanghai, China.  He is a citizen of China.  In addition to being the Executive Director and Chairman of the Board of Fosun International Limited, he is also a Director of both Nanjing Iron & Steel United Co., Ltd. and Shanghai Fosun Pharmaceutical (Group) Co., Ltd., and Non-Executive Director of Shanghai Forte Land Co., Ltd..